Exhibit 3.1

State of West Virginia

Certificate

I, Mac Warner, Secretary of State of the State of West Virginia, hereby certify that

Articles of Amendment to the Articles of Incorporation of

SUMMIT FINANCIAL GROUP, INC.

are filed in my office as required by the provisions of the Wests Virginia Code and are found to conform to law. Therefore, I issue this

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Given under my hand and the
Great Seal of the State of
West Virginia on this day of
April 15, 2021

Mac Warner

Secretary of State

116022

ARTICLES OF AMENDMENT
OF
SUMMIT FINANCIAL GROUP, INC.
a West Virginia Corporation

In accordance with § 31D-10-1006 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:	The name of the corporation is Summit Financial Group, Inc. (the “Corporation”).

SECOND:	The following amendments to the Articles of Incorporation were adopted by the Board of Directors and shareholder approval was not required.

THIRD:	The date of the adoption of the amendments was February 25, 2021.

FOURTH:	Pursuant to the authority granted the Board of Directors of the Corporation in Article IV of the Corporation’s Amended and Restated Articles of Incorporation, on February 25, 2021, the Board of Directors approved an amendment to Article IV of the Articles of Incorporation, which amendment adds a new subsection H to Article IV and establishes a new series of preferred stock, par value $1.00 per share, of this Corporation, designated as the 6.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series 2021 (hereinafter called “Series 2021 Preferred Stock”), having the number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as are set forth in Exhibit A to these Articles of Amendment attached hereto and made a part hereof as if set forth in full herein

FIFTH:	Except as amended by these Articles of Amendment, the Amended and Restated Articles of Incorporation of the Corporation shall remain in full force and effect

SIXTH:	Contact name and number of the person to reach in case of problem with filing:

Robert S. Tissue
Executive Vice President & CFO
Summit Financial Group, Inc.
300 North Main Street
Moorefield, West Virginia 26836
(304) 530-1000

[Signature Page Follows]

[Signature Page to Articles of Amendment]

IN WITNESS WHEREOF, Summit Financial Group, Inc. has caused these Articles of Amendment of the Corporation to be executed by its duly authorized officer on the 12th day of April, 2021.

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ Robert S. Tissue
Robert S. Tissue
Executive Vice President & CFO

[Exhibit A Follows]

EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF
6.0% FIXED-RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
SERIES 2021
OF
SUMMIT FINANCIAL GROUP, INC.

    Article IV of the Articles of Incorporation of the Corporation is hereby amended by adding the following new subsection H. which sets forth the terms of the Corporation’s 6.0% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series 2021.

H.    Series 2021 Preferred Stock.

1.    Designation. The new series of preferred stock created by this Article IV, Paragraph H shall be designated as the 6.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series 2021 (hereinafter called “Series 2021 Preferred Stock”). Each share of Series 2021 Preferred Stock shall be identical in all respects to every other share of Series 2021 Preferred Stock, will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary dissolution, winding-up and liquidation of the Corporation.

2.    Number of Shares. The authorized number of shares of Series 2021 Preferred Stock shall be 1,200, par value $1.00 per share, with a liquidation preference of $10,000 per share. Such number may from time to time be increased (but not in excess of the total number of authorized shares of capital stock of the Corporation) or decreased (but not below the number of shares of Series 2021 Preferred Stock then outstanding) by the Board of Directors. Shares of Series 2021 Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s preferred stock undesignated as to series. The Corporation shall not have the authority to issue fractional shares of Series 2021 Preferred Stock.

3.    Definitions. As used herein with respect to Series 2021 Preferred Stock:

“5-year Anniversary Date” means April 15, 2026.

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles of Amendment” means those articles of amendment to the Corporation’s Articles of Incorporation filed by the Corporation with the Secretary of State of the State of West Virginia on April 13, 2021, establishing the Series 2021 Preferred Stock.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation, as amended, of the Corporation, as it may be amended or restated from time to time.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in Moorefield, West Virginia.

“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means such bank or other entity (which may be the Corporation or an affiliate of the Corporation) as may be appointed by the Corporation to act as Calculation Agent for the Series 2021 Preferred Stock, including any successor calculation agent duly appointed by the Corporation.

“Certificate of Designations” means this Certificate of Designations that forms a part of the Articles of Amendment.

“Common Stock” means the common stock, par value $2.50 per share, of the Corporation.

“Corporation” means Summit Financial Group, Inc.

“Preferred Stock” means any and all series of preferred stock, having $1.00 par value, of the Corporation, including the Series 2021 Preferred Stock.

“Voting Preferred Stock” means, with regard to any other matter as to which the holders of Series 2021 Preferred Stock are entitled to vote as specified in Section 8 of this Certificate of Designations and any and all other series of Preferred Stock (other than Series 2021 Preferred Stock) that rank equally with Series 2021 Preferred Stock as to the payment of dividends and upon which like voting rights have been conferred and are exercisable with respect to such matter.

4.    Ranking. The shares of Series 2021 Preferred Stock shall rank:

(a)    senior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series 2021 Preferred Stock or senior to the Series 2021 Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series 2021 Junior Securities”);

(b)    on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series 2021 Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series 2021 Parity Securities”); and

(c)    junior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series 2021 Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be.

The Corporation may authorize and issue additional shares of Series 2021 Junior Securities and Series 2021 Parity Securities from time to time without the consent of the holders of the Series 2021 Preferred Stock.

5.    Dividends.

(a)    Holders of Series 2021 Preferred Stock shall be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Series 2021 Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series 2021 Preferred Stock of $10,000 per share, and no more, from the date of issuance at a rate equal to 6.0% per annum payable quarterly in arrears.

(b)    If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series 2021 Preferred Stock quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2021, each such day a “Series 2021 Dividend Payment Date”; provided, however, that, if any such Series 2021 Dividend Payment Date is not a Business Day, then such date shall nevertheless be a Series 2021 Dividend Payment Date but dividends on the Series 2021 Preferred Stock shall be paid on the next succeeding Business Day (without interest or any other adjustment to the amount of dividends paid in respect of such delayed payment).

(c)    Dividends will be payable to holders of record of Series 2021 Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Series 2021 Dividend Payment Date, or such other record date, not less than 10 calendar days nor more than 30 calendar days before the applicable Series 2021 Dividend Payment Date, as such record date (the “Dividend Record Date”) shall be fixed by the Board or a duly authorized committee of the Board. Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(d)    A “Series 2021 Dividend Period” is the period from and including a Series 2021 Dividend Payment Date to, but excluding, the next succeeding Series 2021 Dividend

Payment Date, except that the initial Series 2021 Dividend Period will commence on and include the original issue date of Series 2021 Preferred Stock and continue to but exclude June 15, 2021. Dividends payable on Series 2021 Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series 2021 Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series 2021 Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series 2021 Preferred Stock called for redemption.

(e)    Dividends on the Series 2021 Preferred Stock will not be cumulative and will not be mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series 2021 Preferred Stock in respect of a Series 2021 Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Series 2021 Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series 2021 Preferred Stock will have no right to receive) dividends accrued for such Series 2021 Dividend Period after the Series 2021 Dividend Payment Date for such Series 2021 Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series 2021 Dividend Period with respect to the Series 2021 Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

(f)    Notwithstanding any other provision hereof, dividends on the Series 2021 Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(g)    So long as any share of Series 2021 Preferred Stock remains outstanding:

(i)    no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series 2021 Junior Securities, other than (1) a dividend payable on Series 2021 Junior Securities in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock or is other Series 2021 Junior Securities or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;

(ii)    no shares of Series 2021 Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) as a result of a reclassification of Series 2021 Junior Securities for or into other Series 2021 Junior Securities, (2) the exchange or conversion of one share of Series 2021 Junior Securities for or into another share of Series 2021 Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series 2021 Junior Securities, (4) purchases, redemptions, or other acquisitions of shares of Series 2021 Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (5) purchases of shares of Series 2021 Junior Securities pursuant to a contractually binding requirement to buy Series 2021 Junior Securities existing prior to the most recently completed Series 2021 Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Series 2021 Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (7) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series 2021 Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Series 2021 Junior Securities by the Corporation; and

(iii)    no shares of Series 2021 Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series 2021 Preferred Stock and such Series 2021 Parity Securities, if any, (2) as a result of a reclassification of Series 2021 Parity Securities for or into other Series 2021 Parity Securities, (3) the exchange or conversion of one share of Series 2021 Parity Securities or Series 2021 Junior Securities for or into another share of Series 2021 Parity Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series 2021 Parity Securities, (5) purchases of shares of Series 2021 Parity Securities pursuant to a contractually binding requirement to buy Series 2021 Parity Securities existing prior to the most recently completed Series 2021 Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Series 2021 Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (7) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series 2021 Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

unless, in each case, the full dividends for the most recently completed Series 2021 Dividend Period on all outstanding shares of Series 2021 Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). Nothing in sub-sections (g)(ii) or (g)(iii) of this Section 5 of this Certificate of Designations shall restrict the ability of the Corporation or any affiliate of the Corporation to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.

(h)    When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Series 2021 Dividend Payment Date (or, in the case of Series 2021 Parity Securities having dividend payment dates different from the Series 2021 Dividend Payment Dates, on a dividend payment date falling within a Series 2021 Dividend Period) in full upon the Series 2021 Preferred Stock and any shares of Series 2021 Parity Securities, all dividends declared on the Series 2021 Preferred Stock and all such Series 2021 Parity Securities and payable on such Series 2021 Dividend Payment Date (or, in the case of Series 2021 Parity Securities having dividend payment dates different from the Series 2021 Dividend Payment Dates, on a dividend payment date falling within the Series 2021 Dividend Period related to such Series 2021 Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series 2021 Preferred Stock and all Series 2021 Parity Securities payable on such Series 2021 Dividend Payment Date (or, in the case of Series 2021 Parity Securities having dividend payment dates different from the Series 2021 Dividend Payment Dates, on a dividend payment date falling within the Series 2021 Dividend Period related to such Series 2021 Dividend Payment Date) bear to each other.

(i)    Subject to the foregoing, and not otherwise, dividends (payable in cash, securities, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series 2021 Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series 2021 Preferred Stock shall not be entitled to participate in any such dividend.

6.    Liquidation.

(a)    Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, holders of Series 2021 Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series 2021 Preferred Stock with respect to distributions of assets upon the liquidation, dissolution or winding-up of the Corporation, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series 2021 Junior Securities, a liquidating distribution in the amount of the liquidation preference of $10,000 per share plus the per share amount of any declared and unpaid dividends on the Series 2021 Preferred Stock prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of the Series 2021 Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)    In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series 2021 Preferred Stock and all holders of any Series 2021 Parity Securities, the amounts paid to the holders of Series 2021 Preferred Stock and to the holders of all Series 2021 Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences owed to those holders. In any such distribution, the “liquidation preference” of any holder of Series 2021 Preferred Stock or any Series 2021 Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series 2021 Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c)    If the liquidation preference has been paid in full to all holders of Series 2021 Preferred Stock and any Series 2021 Parity Securities, the holders of the Corporation’s Series 2021 Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    For purposes of this Section 6, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation for cash, securities, or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series 2021 Preferred Stock receive cash, securities, or property for their shares, shall constitute a liquidation, dissolution, or winding-up of the Corporation.

7.    Redemption.

(a)    The Series 2021 Preferred Stock is perpetual and has no maturity date. The Series 2021 Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. The Series 2021 Preferred Stock is not redeemable prior to the 5-year Anniversary Date. On and after the 5-year Anniversary Date, shares of the Series 2021 Preferred Stock then outstanding will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series 2021 Dividend Payment Date, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date of redemption.

Holders of the Series 2021 Preferred Stock will have no right to require the redemption or repurchase of Series 2021 Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series 2021 Preferred Stock at the time outstanding, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Series 2021 Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Series 2021 Dividend Payment Date as provided in Section 5(c) above. In all cases, the Corporation may not redeem shares of the Series 2021 Preferred Stock without having received the prior approval of the Federal Reserve or any Appropriate Federal Banking Agency if then required under capital rules or guidelines applicable to the Corporation.

A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change in, the laws, rules, or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series 2021 Preferred Stock; (ii) any proposed change in those laws, rules, or regulations that is announced or becomes effective after the initial issuance of any share of the Series 2021 Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series 2021 Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of $10,000 per share of the Series 2021 Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines, rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules, guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for so long as any share of the Series 2021 Preferred Stock is outstanding.

(b)    If shares of Series 2021 Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series 2021 Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series 2021 Preferred Stock or the depositary shares representing Series 2021 Preferred Stock, if any, are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date; (ii) the number of shares of Series 2021 Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series 2021 Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series 2021 Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series 2021 Preferred Stock; such shares of Series 2021 Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

(c)    In case of any redemption of only part of the shares of Series 2021 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata from the holders of record of the Series 2021 Preferred Stock in proportion to the number of shares of the Series 2021 Preferred Stock held by such holders, (2) by lot, or (3) in such other manner as the Corporation may determine to be equitable and permitted by DTC.

Subject to the provisions hereof, the Board (or a duly authorized committee of the Board) shall have full power and authority to prescribe the terms and conditions on which shares of the Series 2021 Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series 2021 Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

8.    Voting Rights.

(a)    Except as provided below or as expressly required by law, the holders of shares of Series 2021 Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to call a meeting of the holders of any series or class of shares of capital stock of the Corporation for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock. Each holder of Series 2021 Preferred Stock shall have one vote per share on any matter on which holders of Series 2021 Preferred Stock are entitled to vote.

(b)    So long as any shares of Series 2021 Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least two-thirds of all of the shares of Series 2021 Preferred Stock and Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, shall be necessary for effecting or validating:

(i)    Any amendment or alteration of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series 2021 Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)    Any amendment, alteration or repeal of any provision of the Articles of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series 2021 Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series 2021 Junior Securities or any Series 2021 Parity

Securities, or any securities convertible into or exchangeable for Series 2021 Junior Securities or Series 2021 Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series 2021 Preferred Stock; or

(iii)    Any consummation of a binding share exchange or reclassification involving the Series 2021 Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (1) the shares of Series 2021 Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series 2021 Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 8(b), any increase in the amount of the authorized or issued Series 2021 Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any Series 2021 Parity Securities or Series 2021 Junior Securities (whether dividends payable on such securities, if any, are cumulative or non-cumulative) will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series 2021 Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(b) would adversely affect the Series 2021 Preferred Stock and one or more but not all other series of Preferred Stock, then only the Series 2021 Preferred Stock and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(c)    Without the consent of the holders of the Series 2021 Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series 2021 Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series 2021 Preferred Stock:

(i)    to cure any ambiguity, or to cure, correct or supplement any provision contained in the Articles of Amendment or this Certificate of Designations that may be defective or inconsistent; or

(ii)    to make any provision with respect to matters or questions arising with respect to the Series 2021 Preferred Stock that is not inconsistent with the provisions of the Articles of Amendment and this Certificate of Designations.

(d)    No vote or consent of the holders of Series 2021 Preferred Stock shall be required pursuant to Section 8(a), (b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series 2021 Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 7 above.

(e)    The rules and procedures for calling and conducting any meeting of the holders of Series 2021 Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or any duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws and applicable law. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series 2021 Preferred Stock, Series 2021 Parity Securities and/or Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series 2021 Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

9.    Conversion Rights. The holders of shares of Series 2021 Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

10.    Preemptive Rights. The holders of shares of Series 2021 Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

11.    Certificates. The Corporation may at its option issue shares of Series 2021 Preferred Stock without certificates.

12.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series 2021 Preferred Stock may deem and treat the record holder of any share of Series 2021 Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

13.    Notices. All notices or communications in respect of Series 2021 Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Articles of Amendment or this Certificate of Designations, in the Articles of Incorporation or Bylaws or by applicable law.

14.    Rank. For the avoidance of doubt, the Board (or any duly authorized committee of the Board) may, without the vote of the holders of Series 2021 Preferred Stock, authorize and issue shares of Series 2021 Junior Securities or Series 2021 Parity Securities.

15.    No Other Rights. The shares of Series 2021 Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth in the Articles of Amendment, this Certificate of Designations or the Articles of Incorporation, or as provided by applicable law.